Exhibit 99.1

FOR IMMEDIATE RELEASE

CommScope Announces Second Quarter 2008 Results

•	Sales more than double year-over-year to $1.09 billion, reflecting Andrew acquisition
•	Strong international sales contribute to results
•	Diluted EPS of $0.50 reflects restructuring and acquisition-related costs
•	Adjusted operating income of $154 million, excluding special items
•	Adjusted diluted EPS of $1.00, excluding special items

Hickory, NC (July 29, 2008) CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, reported revenue of $1.09 billion and net income of $40.2 million, or $0.50 per diluted share, for the quarter ended June 30, 2008.

The reported net income includes after-tax charges of approximately $23.1 million for restructuring and acquisition related costs, $17.8 million for the amortization of purchased intangibles, $2.9 million for purchase accounting adjustments related to inventory, and a benefit of $3.9 million related to the settlement of tax audits.  Excluding these items, adjusted second quarter 2008 earnings were $80.1 million, or $1.00 per diluted share.  (A reconciliation of reported GAAP earnings and earnings per diluted share to adjusted results for the quarter is attached.)

In comparison, for the second quarter of 2007, CommScope reported sales of $519.1 million and net income of $61.1 million, or $0.83 per diluted share.

“We are pleased to deliver another excellent quarter as we continue to successfully integrate CommScope and Andrew,” said CommScope Chairman and Chief Executive Officer Frank Drendel.  “As the result of our broad, industry-leading solutions and geographic diversity, we grew adjusted operating income more than 30 percent year over year to $154 million despite a difficult North American economy.  Our employees are delivering the synergies we expected while identifying opportunities that should benefit CommScope and our customers in the future.

“IP video, global wireless growth and the expansion of 3G mobile data devices as well as bandwidth intensive applications in the enterprise and broadband markets continue to drive investment in communications infrastructure.  CommScope’s solutions support the deployment of next-generation networks, which provide additional revenue streams and more efficient operations for our customers.  We remain excited about the opportunities ahead.”

Sales Overview
Sales more than doubled on a year-over-year basis primarily as a result of the Andrew acquisition.   Sales increased 2.1 percent on a combined basis that includes Andrew’s actual sales for the second calendar quarter of 2007.  The year-over-year sales growth was primarily driven by increased international sales, which were positively affected by changes in foreign exchange rates.  North American sales declined year over year primarily due to lower domestic wireline and Broadband sales, and due to the divestiture of the Satellite Communications (SatCom) product line.

Excluding the favorable impact of changes in foreign exchange rates of approximately $35 million and adjusting for the divestiture of the SatCom product line, sales growth was approximately 1 percent year over year on a combined basis.  Sales increased 8.2 percent from the first quarter of 2008, which reflected positive international seasonal trends as well as a modest sequential sales improvement in North American sales.

Sales by Segment	Actual		Combined
	Second	First	Second
($ in millions)	Quarter	Quarter	Quarter	% Change
	2008	2008	2007	YOY	Sequential
Antenna, Cable & Cabinet Group	$500.2	$479.0	$466.7	7.2%	4.4%
Enterprise	243.1	211.5	239.4	1.5%	14.9%
Broadband	163.7	135.5	163.4	0.2%	20.8%
Wireless Network Solutions	185.4	180.6	195.7	-5.3%	2.7%
Inter-segment eliminations	(5.0)	(1.5)	(0.4)	n/a	n/a
Total CommScope Net Sales	$1,087.4	$1,005.1	$1,064.8	2.1%	8.2%

Sales by Region	Actual		Combined
	Second	First	Second
($ in millions)	Quarter	Quarter	Quarter	% Change
	2008	2008	2007	YOY	Sequential

United States	$507.3	$505.6	$550.7	-7.9%	0.3%

Europe, Middle East & Africa	314.2	274.8	274.6	14.4%	14.3%
Asia Pacific	173.6	150.7	158.6	9.5%	15.2%
Other Americas	97.3	75.5	81.3	19.7%	28.9%
Subtotal International	$585.1	$501.0	$514.5	13.7%	16.8%

Inter-segment eliminations	(5.0)	(1.5)	(0.4)	--------	--------

Total CommScope Net Sales	$1,087.4	$1,005.1	$1,064.8	2.1%	8.2%

Antenna, Cable and Cabinet Group (ACCG) segment sales increased 7.2 percent year over year to $500.2 million, primarily due to strong international sales as wireless operators continued to invest in expanding and upgrading their networks.  While ACCG sales were down in North America due to lower sales to wireline operators, ACCG sales growth was strong in all international regions and was positively affected by changes in foreign exchange rates.

Enterprise segment sales rose 1.5 percent year over year to $243.1 million, driven by higher international sales volumes.  Despite a challenging North American market, Enterprise sales increased 14.9 percent sequentially and the company believes that enterprises will continue to invest in higher bandwidth solutions as data centers expand, employees work more collaboratively, legacy security networks migrate to an IP-based platform and buildings are configured with intelligent infrastructure.

Broadband segment sales of $163.7 million were essentially flat year over year but were up 20.8 percent sequentially.  Broadband performance improved sequentially due to strong international growth.

Wireless Network Solutions (WNS) segment sales decreased 5.3 percent year over year to $185.4 million.  WNS results include sales related to the SatCom product line, which was divested in the first quarter of 2008.   SatCom revenue was $22.9 million in the June 2007 quarter and $3.0 million in the June 2008 quarter as a result of transition support.  Excluding SatCom revenue, WNS revenue grew approximately 5.5 percent year over year.  The WNS segment was positively affected by international wireless operator investment in the deployment of new wireless networks and coverage solutions in developing countries.

Customer orders booked in the second quarter of 2008 were $1.09 billion, down 2.2 percent from the year-ago quarter on a combined basis, but up 2.9 percent sequentially.

Operating Income
Operating income in the second quarter of 2008 was $97.6 million.  Excluding purchase accounting adjustments, intangible amortization, acquisition related expenses and restructuring costs, second quarter adjusted operating income was $154.3 million.   Adjusted operating income, on a comparative basis, rose approximately 32 percent year over year, primarily due to improved performance from the ACCG, Enterprise and WNS segments, somewhat offset by weaker Broadband performance. (A reconciliation of reported operating income to adjusted operating income is attached.)

Highlights
•
CommScope is experiencing robust growth in emerging markets as it continues marketing its solutions globally.  Non-US sales represented 53.8 percent of total company sales during the second quarter of 2008.  The increased international sales in the quarter had a favorable effect on tax rates but contributed to an increase in accounts receivable.  The company remains excited about its long-term international opportunities; however, this changing business mix can create greater volatility in results.

•
Gross margin for the second quarter of 2008 was 28.6 percent and includes $4.7 million of purchase accounting adjustments related to inventory as well as $3.9 million of intangible amortization reflected in Cost of Sales.  Excluding these items, gross margin would have been 29.4 percent.

•	SG&A expense for the second quarter of 2008 was $131.6 million, or 12.1 percent of sales.

•	Total amortization of purchased intangible assets for the quarter was $28.5 million (of which $3.9 million is reflected in Cost of Sales). The amortization relates primarily to the Andrew acquisition.

•
The company incurred $22.6 million of restructuring expenses during the second quarter of 2008 related to previously announced manufacturing rationalization.  CommScope has initiated additional global manufacturing changes that are expected to be completed over the next 18 months.

•	Total depreciation and amortization expense was $52.6 million for the second quarter of 2008.

•	During the second quarter of 2008, the company recognized foreign exchange losses of $9.0 million in Other Expense, primarily driven by changes in the Indian, Chinese and Czech currencies.

•	Capital spending in the quarter was $11.2 million.

•	Net cash provided by operating activities in the quarter was $41.8 million and reflects a significant increase in accounts receivable, which resulted mainly from higher international sales.

•
In July, CommScope sold certain network optimization assets that had been acquired in Andrew’s acquisition of Xenicom Ltd.  Sales of the divested assets represented approximately one percent of Wireless Network Solutions sales for the first half of 2008 and generated a modest operating loss.

Integration and Cost Reduction Activities
CommScope integration activities are ahead of schedule and the company remains confident that it can achieve or exceed its merger-related cost reduction targets.   As previously disclosed, and excluding one-time transition items, CommScope expects total merger-related savings of approximately $90 million to $100 million in calendar year 2009.  The company expects $50 million to $60 million of these savings to be achieved in calendar year 2008.  The total cost savings are expected to come from a combination of procurement savings, rationalization of duplicate locations, streamlining overhead and integration of infrastructure, and building upon best practices in technology and manufacturing.

In addition, CommScope recently announced plans to consolidate certain antenna and cable production within its Antenna, Cable and Cabinet Group and Enterprise segments into other existing facilities.  The changes, some of which are subject to employee consultation processes, would affect facilities in England, Scotland, Australia and the Czech Republic and are expected to result in a net reduction of at least 85 employees across the company.  In total, more than 700 existing jobs could be affected by these planned actions, with the majority of these positions potentially relocated to other existing company locations.

When plans are finalized and approved later this year, the company plans to provide overall expected costs and savings.  The savings from these new initiatives are incremental to the previously announced synergy range.  The company expects to incur restructuring charges to support the changes, but also anticipates significant benefits from these actions when fully implemented by late 2009.

Outlook
CommScope management provided the following guidance for the third quarter of 2008 and calendar year 2008:

Third Quarter 2008
•	Expected revenue of $1.08 billion to $1.13 billion
•
Adjusted operating income target of $150 million to $170 million, excluding restructuring and transition costs as well as purchase accounting adjustments related to the fair value write up of inventory and intangibles, which results in increased charges for inventory and amortization.

Calendar Year 2008
The company’s updated calendar year 2008 guidance is generally consistent with its previous revenue and adjusted operating income guidance:
•	Expected revenue of $4.15 billion to $4.25 billion
•
Adjusted operating income target of $540 million to $580 million, excluding restructuring and transition costs as well as purchase accounting adjustments related to the fair value write up of inventory and intangibles, which results in increased charges for inventory and amortization.  This operating income target assumes that the company will be able to successfully recover costs associated with rising raw material costs.

•	Expected tax rate of 31 percent to 33 percent on adjusted pretax income
•	Approximately 81 million weighted average fully diluted shares outstanding
•	Approximately $500 million of cash flow from operations expected
•	Expected capital expenditures of $60 million to $70 million
•	Significant cash and non-cash restructuring costs expected

“We are proud of our second quarter performance as we delivered strong results in a challenging environment,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt. “We will continue to focus on executing our integration strategy, delivering the synergies we outlined and positioning the company for long-term, profitable growth.   We recently announced new global manufacturing changes that we believe will provide significant additional savings once they are completed in late 2009.

“In the near term, while we expect operating performance to be stronger in the second half of 2008 than in the first half of the year, economic conditions and rising raw material costs remain a concern.  At the same time, we believe that the ongoing, global demand for bandwidth in wireless and wired networks combined with effective cost management should continue to provide attractive opportunities for earnings growth.”

Conference Call Information
CommScope plans to host a call today at 5:00 p.m. EDT to discuss second quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, chairman and CEO; Brian Garrett, president and COO; and Jearld Leonhardt, executive vice president and CFO.

To participate in the conference call, domestic callers should dial +1 866-845-6585 and international callers should dial +1 706-643-2944.  The conference identification number is 54994550.  Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection.  The live, listen-only audio of the call will be available through a link on the Investor Relations Presentations page of CommScope’s web-site at www.commscope.com

If you are unable to participate and would like to hear a replay, domestic callers may dial +1 800-642-1687 and international callers should dial +1 706-645-9291 for the replay.  The replay identification number is 54994550 and will be available through August 12, 2008.  A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope
CommScope (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks.  Through its SYSTIMAX® SolutionsTM and Uniprise Solutions® brands, it is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services.   CommScope is also the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications.  Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Forward Looking Statement
This press release contains forward-looking statements regarding, among other things, the announced global manufacturing changes, business position, plans, outlook, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “confident,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued economic weakness and uncertainties,  the challenges of achieving anticipated synergies related to manufacturing initiatives; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees and existing business alliances;  customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; changes in cost and availability of key raw materials and the ability to recover these costs from customers through pricing actions; concentration of sales among a limited number of customers or distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; achievement of cost reduction synergies expected from the acquisition of Andrew; significant international operations and the impact of variability in foreign exchange rates; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew; dependence upon key personnel; ability to integrate Andrew’s systems of internal control over financial reporting with ours; realignment of global manufacturing capacity; purchase accounting costs; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of the TruePosition, Inc. litigations and regulatory changes affecting us or the industries we serve.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, CommScope does not intend, and does not undertake any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Investor Contact:	News Media Contact:
Philip Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com

CommScope, Inc.
Condensed Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$1,087,377	$519,144	$2,092,471	$954,596

Operating costs and expenses:
Cost of sales	776,735	356,550	1,565,385	660,058
Selling, general and administrative	131,615	66,312	259,633	124,954
Research and development	34,269	8,453	70,234	16,322
Amortization of purchased intangible assets	24,552	1,249	49,104	2,289
Restructuring costs	22,636	169	22,768	898
Total operating costs and expenses	989,807	432,733	1,967,124	804,521

Operating income	97,570	86,411	125,347	150,075
Other expense, net	(9,237)	(451)	(15,994)	(282)
Interest expense	(35,629)	(1,781)	(75,208)	(3,674)
Interest income	4,402	5,790	9,585	10,286

Income before income taxes	57,106	89,969	43,730	156,405
Income tax expense	(16,890)	(28,840)	(14,563)	(49,421)

Net income	$40,216	$61,129	$29,167	$106,984

Earnings per share:
Basic	$0.57	$1.00	$0.42	$1.76
Assuming dilution (a)	$0.50	$0.83	$0.38	$1.46

Weighted average shares outstanding:
Basic	69,974	61,380	68,694	60,817
Assuming dilution (a)	80,922	74,755	80,676	74,207

(a) Calculation of earnings per share, assuming dilution:
Net income (basic)	$40,216	$61,129	$29,167	$106,984
Convertible debt add-back	499	629	1,146	1,258
Numerator (assuming dilution)	$40,715	$61,758	$30,313	$108,242

Weighted average shares (basic)	69,974	61,380	68,694	60,817
Dilutive effect of:
Stock options (b)	997	1,408	967	1,469
Phantom stock, restricted stock and performance units	776	473	693	427
Convertible debt	9,175	11,494	10,322	11,494
Denominator (assuming dilution)	80,922	74,755	80,676	74,207

(b)
Options to purchase approximately 0.7 million and 0.9 million common shares were excluded from the computation of eamings per share, assuming dilution, for the three and six months ended June 30, 2008, respectively, because they would have been antidilutive. No options to purchase common shares were excluded from the computation of eamings per share, assuming dilution for the three and six months ended June 30, 2007.

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.
Condensed Consolidated Balance Sheets
(Unaudited -- In thousands, except share amounts)

	June 30,	December 31,
	2008	2007
Assets

Cash and cash equivalents	$499,573	$649,451
Accounts receivable, less allowance for doubtful accounts of
$19,686 and $22,154, respectively	884,306	793,366
Inventories, net	506,607	548,360
Prepaid expenses and other current assets	81,749	133,737
Deferred income taxes	86,459	106,476
Total current assets	2,058,694	2,231,390

Property, plant and equipment, net	524,777	525,305
Goodwill	1,291,283	1,211,214
Other intangibles, net	979,526	1,042,765
Other assets	71,600	95,897

Total Assets	$4,925,880	$5,106,571

Liabilities and Stockholders' Equity

Accounts payable	$358,098	$350,615
Other accrued liabilities	352,263	399,944
Current portion of long-term debt	217,702	247,662
Total current liabilities	928,063	998,221

Long-term debt	2,084,432	2,348,157
Deferred income taxes	276,816	268,647
Pension and postretirement benefit liabilities	103,714	108,275
Other noncurrent liabilities	88,155	103,263
Total Liabilities	3,481,180	3,826,563

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000;
Issued and outstanding shares: None at June 30, 2008 and
December 31, 2007	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000;
Issued shares, including treasury stock: 80,335,342 at
June 30, 2008 and 77,070,029 at December 31, 2007;
Issued and outstanding shares: 70,135,342 at June 30, 2008
and 66,870,029 at December 31, 2007	803	770
Additional paid-in capital	955,473	856,452
Retained earnings	574,774	545,607
Accumulated other comprehensive income	59,185	22,714
Treasury stock, at cost: 10,200,000 shares at June 30, 2008
and December 31, 2007	(145,535)	(145,535)
Total Stockholders' Equity	1,444,700	1,280,008

Total Liabilities and Stockholders' Equity	$4,925,880	$5,106,571

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited -- In thousands)

	Six Months Ended
	June 30,
	2008	2007

Operating Activities:
Net income	$29,167	$106,984
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	109,298	24,912
Equity-based compensation	9,892	5,000
Changes in assets and liabilities	(26,453)	(79,037)
Net cash provided by operating activities	121,904	57,859

Investing Activities:
Additions to property, plant and equipment	(22,974)	(11,248)
Proceeds from sale of product line	8,513	—
Net purchases of short-term investments	—	(90,130)
Proceeds from disposal of fixed assets	6,053	97
Cash paid for acquisitions	(60,686)	(16,392)
Other	(5,012)	—
Net cash used in investing activities	(74,106)	(117,673)

Financing Activities:
Principal payments on long-term debt	(224,926)	(17,300)
Proceeds from the issuance of shares under equity-based
compensation plans	9,153	32,832
Tax benefit from the issuance of shares under
equity-based compensation plans	3,402	15,253
Long-term financing costs	(246)	—
Net cash (used in) provided by financing activities	(212,617)	30,785

Effect of exchange rate changes on cash	14,941	634

Change in cash and cash equivalents	(149,878)	(28,395)
Cash and cash equivalents, beginning of period	649,451	276,042
Cash and cash equivalents, end of period	$499,573	$247,647

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.
Sales and Operating Income by Reportable Segment
(Unaudited -- In millions)

	Actual		Combined (1)
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2007
Net Sales:
ACCG	$500.2	$116.7	$466.7
Enterprise	243.1	239.4	239.4
Broadband	163.7	163.4	163.4
WNS	185.4	0.0	195.7
Inter-segment eliminations	(5.0)	(0.4)	(0.4)
Net Sales	$1,087.4	$519.1	$1,064.8

Operating Income (Loss):
ACCG	$66.1	$18.3	$49.4
Enterprise	40.9	47.8	47.8
Broadband	(8.7)	20.3	20.3
WNS	(0.7)	0.0	(116.8)
Operating Income	$97.6	$86.4	$0.7

	Actual		Combined (1)
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2007
Net Sales:
ACCG	$979.2	$203.8	$867.9
Enterprise	454.6	440.3	440.3
Broadband	299.2	311.5	311.5
WNS	366.0	0.0	384.3
Inter-segment eliminations	(6.5)	(1.0)	(1.0)
Net Sales	$2,092.5	$954.6	$2,003.0

Operating Income (Loss):
ACCG	$86.4	$30.9	$87.2
Enterprise	76.9	77.3	77.3
Broadband	(5.4)	41.9	41.9
WNS	(32.6)	0.0	(133.2)
Operating Income	$125.3	$150.1	$73.2

(1) Reflects the GAAP net sales and operating income, as separately reported by CommScope and Andrew, combined to reflect the segment reporting for 2008.

CommScope, Inc.
Reconciliation to Adjusted Operating Income
(Unaudited -- In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	Consolidated	Combined (1)	Consolidated	Combined (1)
Operating Income (Consolidated/Combined)	$97.6	$0.7	$125.3	$73.2

Special items:

Amortization of purchased intangible assets (2)	28.5	6.6	57.0	14.2
Purchase accounting adjustments related to inventory	4.7	-	57.5	-
Restructuring costs	22.6	2.1	22.7	3.5
Acquisition and one-time costs	0.9	0.7	3.8	0.7
Orland Park relocation & Joliet start-up costs	-	5.1	-	13.1
Asset impairments	-	107.9	-	107.9
Other	-	(6.0)	-	(5.4)

Adjusted (non-GAAP) Operating Income	$154.3	$117.1	$266.3	$207.2

CommScope, Inc.
Reconciliation of GAAP Measures to Adjusted Measures
(Unaudited -- In millions, except per share amounts)

	Three Months Ended
	June 30, 2008
	Operating Income	Net Income (3)	Diluted EPS

As reported	$97.6	$40.2	$0.50

Special items:

Amortization of purchased intangible assets (2)	28.5	17.8	0.22
Purchase accounting adjustments related to inventory	4.7	2.9	0.04
Restructuring costs	22.6	22.5	0.28
Acquisition and one-time costs	0.9	0.6	0.01
Settlement of tax audits	-	(3.9)	(0.05)
As adjusted for special items	$154.3	$80.1	$1.00

(1) Reflects the GAAP operating income and special items, as separately reported by CommScope and Andrew, on a combined basis.

(2) Includes amortization included in Cost of Sales.

(3) The tax rates applied to special items reflect the tax expense or benefit expected to be realized based on the tax jurisdiction of the entity generating the special item.   There are certain special items for which we expect to receive no tax benefit.

CommScope management believes that presenting operating income, earnings and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors' ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.